EXHIBIT 10.1
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 is effective as of the 12th day of April, 2011, between The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Company”), and Anthony Buccina (the “Employee”).
WHEREAS, the Company and the Employee are parties to an Employment Agreement effective as of February 1, 2009, (the “Employment Agreement”); and
WHEREAS, the parties wish to amend the Employment Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:
1. Capitalized Terms. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to such terms in the Employment Agreement.
2. Amendments to Employment Agreement. The Employment Agreement is hereby amended, as follows:
a. Paragraph 6 of the Employment Agreement is hereby amended by deleting the second and third sentences thereof.
b. Paragraph 11 of the Employment Agreement is hereby amended by deleting the existing paragraph and substituting the following:
“11. Payments Upon Termination.
(a) Discharge Without Cause or Resignation for Good Reason during the Term. If, other than during the two (2) year period following a Change of Control during the Term of this Agreement, Employee is discharged without Cause or resigns for Good Reason during the term of this Agreement, Employee shall:
(i) receive severance pay at his then current rate of Base Salary at the time of termination, less taxes and normal deductions, for two (2) years, payable (in either case) in equal installments in accordance with the Company’s regular payroll practices or, at the Company’s discretion, in a lump sum; and
(ii) be paid a stipend equal to an amount that represents the amount Employee would have to pay as a monthly COBRA premium for the insurance coverage for the group medical and dental plans as would be applicable to Employee at the date of termination of Employment for two (2) years, which stipend shall be paid in the same time and manner as the severance payments referred to above. Such severance payment and stipend shall be paid not earlier than is permitted under Section 409A of the Internal Revenue Code of 1986 as amended (“Code”).

(b) Discharge Without Cause or Resignation for Good Reason after the Term. If, at any time on or prior to February 1, 2014, (i) as of the end of the Term or as of the end of the Term as extended by one or more automatic renewals pursuant to paragraph 2 of this Agreement, the Company exercises its right under paragraph 2 of this Agreement not to renew the Term for an additional one-year term and (ii) the Company and the Employee do not enter into an employment agreement replacing this Agreement and (iii) at any time thereafter Employee is discharged without Cause or resigns for Good Reason, Employee shall receive severance pay equal to two (2) times his then Base Salary, payable (in either case) in equal installments in accordance with the Company’s regular payroll practices or, at the Company’s discretion, in a lump sum.
(c) Payment. Employee’s right to any payments or benefits provided under paragraph 11(a) and (b) shall be contingent upon (i) execution by Employee at or about the time of termination of his employment, within the time period designated by the Company, of a termination agreement, that a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees, agents and other persons and entities designated by the Company, in a form acceptable to the Company and, in the sole discretion of the Company, non-disparagement and confidentiality provisions; and (ii) compliance by Employee with all of the terms of this Agreement, including without limitation paragraphs 12 and 13 of this Agreement. In the event it is determined that any portion of the severance payments or stipend referred to in this paragraph 11 represents a payment of nonqualified deferred compensation that is not exempt from the requirements of Code Section 409A, then no payments shall be made during the 90 day period measured from Employee’s separation from service and, provided Employee executes and does not thereafter revoke the general release of claims mentioned above, all payments that would, but for this sentence, have been paid during such 90 day period, shall be paid in a lump sum on the first business day following the end of such 90 day period, and the remaining payments shall be made as described above. These severance payment shall be in lieu of any bonus or other Company paid benefits to which Employee is or may be entitled after Employee’s termination of employment with the Company for any reason whatsoever, whether by Employee of the Company, including any severance plan sponsored by the Company, or any other agreement, policy or practice. The Company’s obligations under paragraph 11(a) or (b) shall, as applicable, cease in the event that Employee breaches any of Employee’s obligations under this Agreement; and/or be offset by any disability insurance benefits and/or workers compensation benefits received by Employee during the period covered by the severance payments.

(d) Death or Disability/Incapacity.
(i) Upon Employee’s death, during the term of this Agreement, Employee’s estate’s sole entitlement will be to his then current Base Salary for any days worked prior to his death, amounts payable on account of Employee’s death under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Employee is entitled under the Company’s employee benefit or other plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
(ii) On termination for disability or incapacity, Employee’s sole entitlement will be to his then current Base Salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
(e) Discharge for Cause or Resignation without Good Reason. If Employee is discharged for Cause or resigns without Good Reason, Employee’s sole entitlement will be the receipt of his then current Base Salary for any days worked through the date of termination and any vested benefits to which Employee is entitled under the Company’s stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.
(f) Change of Control. In lieu of the foregoing, the provisions of paragraph 11A shall be applicable if Employee is discharged with Cause or resigns for Good Reason within the two (2) year period following a Change of Control, provided the Change of Control occurs during the term of this Agreement.”
c. The Employment Agreement is hereby amended by inserting new Paragraph 11A as follows:
“11A. Change of Control
(a) Options and Restricted Shares. Employee’s options and restricted stock shall vest in the event that Employee:
(i) is discharged without Cause following and within two (2) years of the Change of Control; or
(ii) resigns from the Company with Good Reason after the expiration of six (6) months following the Change of Control and within two (2) years following the Change of Control (unrelated to a discharge with Cause).

Exception: Employee’s options and restricted shares shall vest immediately upon a Change of Control in the event that it is contemplated that the Company’s common stock will not remain in existence or be converted to equity in the surviving company upon the Change of Control.
(b) Change of Control Payment. Employee shall receive a “Change of Control Payment” (defined below), in the form of a single lump sum payment, less taxes and normal deductions, as soon as practicable following his discharge or resignation and not earlier than is permitted under Section 409A of the Code in the event that Employee:
(i) is discharged without Cause following and within two (2) years of the Change of Control; or
(ii) resigns from the Company with Good Reason after the expiration of six (6) months following the Change of Control and within two (2) years following the Change of Control (unrelated to a discharge with Cause).
The Change of Control Payment shall be equal to the lesser of:
(x) Two (2) times the sum of the following: (A) Employee’s average Base Salary paid over the most recently completed three (3) W-2 tax years prior to Employee’s termination; plus (B) the average Cash Bonus paid to Employee over the Employee’s most recently completed three (3) W-2 tax years prior to Employee’s termination; or
(y) The “280G Permitted Payment” as described in Paragraph 11A(e) below.
(c) Medical and Dental Insurance. In the event that Employee is entitled to a Change of Control Payment under paragraph 11A(b) above, Employee shall be paid a stipend equal to an amount that represents the amount Employee would have to pay as a monthly COBRA premium for the insurance coverage for the group medical and dental plans as would be applicable to Employee at the date of termination of employment for two years, which stipend shall be paid in the same time and manner as the payments referred to above. Such severance payment and stipend shall be paid not earlier than is permitted under Section 409A of the Code.
(d) General Release Requirement. Employee’s right to any vesting of equity or receipt of payments under paragraphs 11A(a), (b) or (c) above shall be contingent upon: (i) execution by Employee of a termination agreement which includes a general release of claims (including, without limitation, contractual, common law and statutory claims) against the Company and its officers, directors, employees, agents and other persons and entities designated by the Company, in a form acceptable to the Company; and (ii) compliance by Employee with all of the terms of this Agreement, including without limitation paragraphs 12 and 13. These payments and benefits shall be in lieu of any bonus or other Company paid benefits to which Employee is or may be entitled after Employee’s termination of employment with the Company for any reason whatsoever, whether by Employee or the Company, including any severance payments to which Employee is or may be entitled by reason of any severance plan sponsored by the Company, or any other agreement, policy or practice.

(e) Code Section 280(G). Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) of the Code, would be at least three (3) times the “base amount” determined under Code Section 280G, then the “280G Permitted Payment” shall be the maximum amount that may be paid as a Change of Control Payment under this paragraph 11A such that the aggregate present value of such “parachute payments” to the Employee is less than three (3) times his “base amount.” In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three (3) times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three (3) times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.”
3. Full Force an Effect. Except as amended hereby, the Employment Agreement shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed and the Employee has hereunto set his hand, effective as of the date first set forth above.

THE BON-TON STORES, INC.
By:	/s/ BYRON L. BERGREN
Byron L. Bergren
President and Chief Executive Officer

EMPLOYEE:
/s/ ANTHONY BUCCINA
Anthony Buccina